Exhibit 99.1

Agreement

Party A: China Ceetop.com, Inc Party B: Lifang Yang

Under the "Contract Law of the People's Republic of China" and other relevant laws and regulations, both Parties reach to a consensus that Party B shall provide a report (including electronic documents) regarding to "Producing and sales analysis of China’s consumer electronics " to Party A and do a market research according to the following conditions:

1. Project name: " Producing and sales analysis of China’s consumer electronics”
2. Main Services:
a. Survey on National Consumer electronics manufacturers.
b. Analysis on the overall consumer electronics market (including case studies).
c. Analysis on the market share, consumption habits and consumption levels of personal consumer electronics products.
d. Research and analysis on online shopping market of personal consumer electronics.
e. Quarterly project proposals (including project forecast, target customer analysis, marketing ideas, etc.).
3. Ways to conduct the survey: questionnaires; direct investigation; consult investigation; site investigation;, all other forms of investigation.
4. Period of the service: April 25, 2011 to May 1, 2013.
5. Way of Payment: Party A shall issue 300,000 shares to Party B as payment.
6. The rights and obligations of Party A:
a. Right: the right to request Party B to submit the results of the project in accordance with the contract; the right to supervise and inspect on Party B’s services at any time; the right to request Party B to adjust its services during the period; the right to request Party B to provide necessary project information and guidance.
b. Obligations: Within three days after the commencement of the contract, Party A should provided all the current market activity documents, files, notes, vendor information and related technical information product descriptions, data and materials or samples to Party B.
7. Rights and obligations of Party B:
a. Right: Get Party A's technical information, data, materials and samples; Get paid after delivering the report which meet the requirements of this contract.
b. Obligations: Party B shall complete the technical advisory services contract in person; If Party B delegate the service to third parties without the written consent from Party A, party A has the right to refuse to pay compensation and unilaterally terminate the contract.

8. The acceptance of a research project:
a. Party B should conduct the research work in accordance with the requirement of the agreement and submit the quarterly investigation report and related documents to Party A in the first week of the first month of each quarter, in accordance with the agreed protocols and annexes.
b. Party A should check the research report received within 7 working days from the date of the contract in accordance with the standards for acceptance, if both sides confirmed that it is unqualified, Party B shall added or modified the research reports and shall submit the revised version within 7 working days, or Party B shall bear the liability.
9. Ownership and confidentiality of the reports
a. Party B shall not use or permit the third parties to use all the reports completed during the research project including analysis reports, analyze data and analyze conclusions under the period of this agreement without the consent of Party A.
b. In the period of the contract, all the raw data obtained, all the work and related information for Party A belongs to Party A, Party B shall bear the obligation of confidentiality and to secret the information, including but not limited to drawings, diagrams, data and so on.
The clause hereof shall survive the expiration or earlier termination of the Agreement and continue to bind the Parties.
10. Miscellaneous
a. If the party is rendered unable by force majeure to perform or comply fully or in part with any obligations or condition of this contract, it should be solved by the negotiation between both parties. If not, it should be submitted to the court where Party A located.
b. There are four original copies of this contract. Party A shall keep two, Party B keep two.

Client (Party A):	Trustee (Party B): April 03, 2011

(This is the translation of the original version in Chinese)

CEETOP 西拓网
WWW.CEETOP.COM

协 议 书

甲方：China Ceetop.com, Inc
乙方: 杨 丽 芳

根据《中华人民共和国合同法》及相关法律、法规的规定，甲乙双方经过协商一致，由乙方向甲方以书面报告(含电子文件）提供“个人消费类电子产品在中国生产销售情况”项目调查研究报告，并依下列条件进行相关市场调研动：

一、项目名称：《个人消费类电子产品在中国生产销售情况的市场调查报告》 二、调研内容 :全国个人消费类电子产品生产厂家的调查 ;个人消费类电子产品总体市场现状分析(包括案例分析)； 个人消费类电子产品市场份额、消费习惯和消费水平的调查与分析；个人消费类电子产品网购市场调查与分析；每 季 度提交一份项目建议书（含项目定位、目标客户分析、营销推广思路等）。三、调研形式：问卷调查；直接调查；征询调查；现场调查；其它一切有关形式的调查。

四、服务期限：自 2011 年 4 月 25日开始至 2013 年 5月 1 日止,为期两年。

五、支付方式：甲方向乙方增发3０万股股票。

六、甲方权利和义务：

1、权利：有权要求乙方按照本合同约定提交项目成果；有权随时对乙方的服务进行监督检查；有权要求乙方对其服务过程中存在的问题进行整改；有权要求乙方提供相关的项目资料和必要的项目指导；

2、义务：在合同生效后三工作日内向乙方提供关于甲方现有市场活动的文献、档案、说明，以及供应商资料和相关的商品说明的技术资料、数据、材料或样品。

七、乙方权利和义务

1、权利：接受甲方提供的技术资料、数据、材料、样品；交付符合本合同要求的工作成果后获得报酬；

2、义务：乙方应按约定亲自完成技术顾问服 务，未经甲方书面同意擅自转委托给第三方 的，甲方有权拒付报酬并单方解除本合同；

八、调研项目的完成验收：

1、乙方应的按照协议约定的方式及进度进行调研工 作，并于每季度第一个月第一周，按照协议和附件的约定向甲方提交上季度的调研报告及有关文件。

2、甲方在收到乙方调研报告之日 起 7 个工作日内按照合同约定的标准进行验收，如双方确认验收不合格，乙方应对调研报告进行补充或修改 ，并应在确认之日起 7 个工作日内按照合同要求修改完成并提交甲方 ，否则乙 方应承担违约责任。

九、成果归属及保密

1、服务期间所完成的调研项目的成果特指乙方因完成本协议项下市场调研工作而形成的所有分析报 告、分析数据、分析结论、，归甲方所有，未经甲方同意，乙方不得使用或许可第三方使用。

2、在合同履行期间，乙方所获得的一切原始资料及在服务过程中所取得的与履行合同有关的甲方既有工作成果及相关资料属甲方所有 ，乙方负有保密义务，保密信息包括但不限于图纸 、图表、数据等。本保密条款在本 合同终止后仍具有法律约束力。

十、其他

1、因不可抗力或其它原因导致本合同无法执行时 ，双方协商解决；如协商不成， 依法向甲方所在地人民法院提起诉讼。

2、本合同正本一式四份，甲方执二份，乙方执二份。

委托方(甲方)：[signature] 受托方(乙方)：杨丽芳

2011 年4月3日